Exhibit 99.1

For Immediate Release

Contacts:	Daniel Erickson	Monique Johnson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing and Communications
	(310) 258-9302	(310) 258-9349

Alliance Bancshares California Chairman Reis

Announces Fearless Predictions at Annual Shareholders Meeting

Culver City, CA. (May 26, 2006) – Alliance Bancshares California (OTC BB: ABNS.OB), the bank holding company of Alliance Bank, held its Annual Shareholders Meeting on Friday, May 26, 2006, at the Four Points Sheraton in Culver City. Over 85 percent of the outstanding shares were voted, overwhelmingly reelecting all directors and ratifying the selection of McGladrey & Pullen LLP as independent auditors for fiscal year 2006.

Chairman and CEO Curtis S. Reis commented on the past year’s successes and reviewed the growth in shareholder appreciation and earnings since 1996. “Going back to 1996, our book value has risen 357%, our diluted earnings per share are up 900%, total assets are up 1173% and total earnings are up 1738%. Virtually all areas helped make this happen, but extra kudos go to our Real Estate and Construction Loan Department and our four regional offices, all major contributors to our good results. Commercial loans have grown substantially, ranking us 20th in the U.S. and 3rd in California among banks under $1 billion in total assets. When I joined Alliance in 1986, the net worth was a mere $277,000 and we closed that year with a loan loss reserve of $642,000. When you add shareholders equity, trust preferred securities, convertible preferred, first quarter 2006 earnings and the loan loss reserve together, our depositors now have over $70 million in capital supporting them, quite a change from $919,000 twenty years ago,” noted Reis. He also added, “Let me share our first quarter results. Diluted earnings per share were $.23, up from $.18 one year ago. Total assets reached $743 million at March 31, 2006, up 58% from $471 million one year ago. While we are very pleased, it should not be construed as indicative of future results.”

ABNS 2006 Fearless Predictions, page 2

Mr. Reis announced his annual “fearless predictions” for the year; among them were the following:

•	In spite of a difficult interest rate environment, net earnings will increase by at least 20% over 2005.

•	Total assets will exceed $800 million at December 31, 2006, up from $675 million one year earlier.

•	The economy of Southern California will remain reasonably healthy although real estate prices in general will be flat.

•	The prime rate will stay at 8% or higher throughout the year.

The Company is in the process of issuing additional trust preferred securities through a private placement offering.

With just under $750 million in total assets, Alliance Bank is one of the leading community business banks headquartered in Southern California, offering a wide range of financial solutions tailored to corporate customers, executives and professionals. Serving small to mid-sized businesses, Alliance Bank’s strategy focuses on delivering progressive financial solutions including deposit and cash management services as well as commercial, small business, asset-based lending, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California (OTC BB: ABNS.OB), with regional banking offices in Culver City, Irvine, Woodland Hills and Burbank. Alliance can be found on the Web at www.allbank.com.

To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Monique Johnson, director of marketing and communications, at (310) 258-9349 or by email: mjohnson@allbank.com.

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Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Company’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continuing performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005. Readers are urged to read those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.